Exhibit 4

THIRD AMENDMENT TO CREDIT AGREEMENT
This THIRD Amendment to Credit Agreement (“Amendment”) is made and entered into effective as of September 30, 2016, by and between BADGER METER, INC., a Wisconsin corporation (the “Borrower”), and BMO HARRIS BANK N.A. (the “Bank”).
R E C I T A L
WHEREAS, the Borrower and the Bank are parties to that certain Credit Agreement dated as of May 23, 2012 (the “Credit Agreement”); and

WHEREAS, the Borrower and the Bank desire to make certain amendments to the Credit Agreement pursuant to the terms and conditions hereof.

A G R E E M E N T S
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2. Amendment of Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by amending the following definitions:

“Revolving Commitment” shall mean the obligation of the Bank to make Revolving Loans to the Company in an aggregate amount not exceeding $120,000,000.

“Termination Date” shall mean, (a) with respect to the Revolving Loans, September 30, 2019, and (b) with respect to the Foreign Currency Revolving Loans, September 30, 2019, or such earlier date on which the Commitments shall be terminated pursuant to the terms hereto.

3. Representations and Warranties of the Borrower. In order to induce the Bank to enter into this Amendment and in recognition of the fact that the Bank is acting in reliance thereupon, the Borrower represents and warrants to the Bank as follows:

(a)
The Borrower has the power and authority to enter into, deliver and issue this Amendment and to continue to borrow under the Agreement, as amended hereby. Each of the Credit Agreement, as amended hereby, and this Amendment when duly executed on behalf of the Borrower, constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms.

(b)
The execution and delivery of this Amendment and the prospective borrowing and performance by the Borrower of its obligations under the Credit Agreement, as amended hereby, have been authorized by all necessary action on the part of the Borrower.

(c)
The representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects as of the date of this Amendment as though made on and as of the date of this Amendment, except to the extent such representations or warranties relate to any earlier date in which case such representations and warranties shall continue to be true and correct in all material respects as of such date.

(d)	As of the date of this Amendment, no Default or Event of Default has occurred and is continuing.

4. Effectiveness. This Amendment shall become effective upon the Bank's receipt of the following:

(a) a copy of this Amendment duly executed by the Borrower; and

(b) a replacement Revolving Note, in a form acceptable to the Bank, duly executed by the Borrower.

5. Miscellaneous.

(a)
Each reference in the Credit Agreement to “this Agreement” and each reference in each of the Related Documents to the “Credit Agreement” shall be deemed a reference to the Credit Agreement, as further amended by this Amendment.

(b)
The Borrower shall pay or reimburse the Bank for its expenses, including reasonable attorneys’ fees and expenses, incurred in connection with the Credit Agreement and this Amendment for the preparation, examination and approval of documents in connection therewith or herewith, the preparation hereof and expenses incurred in connection therewith or herewith.

(c)
This Amendment is being delivered and is intended to be performed in the State of Wisconsin and shall be construed and enforced in accordance with the laws of that state without regard for the principles of conflicts of laws.

(d)
Except as expressly modified or amended herein, the Agreement shall continue in effect and shall continue to bind the parties hereto. This Amendment is limited to the terms and conditions hereof and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement.

(e)	This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Credit Agreement effective as of the date first written above.

BADGER METER, INC.

By:	/s/ Richard E. Johnson
Name: Richard E. Johnson
Title: Sr. VP-Finance, CFO & Treasurer

By:	/s/ William R.A. Bergum
Name: William R.A. Bergum
Title: VP- General Counsel & Secretary

BMO HARRIS BANK N.A.

By:	/s/ David C. Doran
Name: David C. Doran
Title: Senior Vice President

REVOLVING NOTE
U.S. $120,000,000.00         September 30, 2016

FOR VALUE RECEIVED, the undersigned, BADGER METER, INC., a Wisconsin corporation (the “Company”), hereby promises to pay to BMO Harris Bank N.A. (the “Bank”) or its assigns, on the Termination Date for Revolving Loans under the Credit Agreement hereinafter defined, at the principal office of the Bank in Milwaukee, Wisconsin (or such other location as the Bank may designate to the Company), in immediately available funds, the principal sum of One Hundred Twenty Million Dollars ($120,000.000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Company pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
This Note is the Revolving Credit Note referred to in the Credit Agreement dated as of May 23, 2012, by and between the Company and the Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. This Note amends and restates, but does not consitute a novation of, that certain Revolving Note dated May 23, 2012 in the original principal amount of One Hundred Twenty Million Dollars ($120,000,000). All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.
Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.
The Company hereby waives demand, presentment, protest or notice of any kind hereunder.
Signature Page to Revolving Note

BADGER METER, INC.
By /s/ Richard E. Johnson
Name: Richard E. Johnson
Title: Sr. Vice President, CFO & Treasurer

By /s/ William R. A. Bergum
Name: William R. A. Bergum
Title: Vice President - General Counsel & Secretary